Exhibit 10.3

Execution Copy #4

AMENDING AGREEMENT

THIS AMENDING AGREEMENT is made as of the 16th day of June, 2008 by and between Stephen Kilmer (the “Employee”), a resident of the Province of Ontario, and OccuLogix, Inc. (the “Employer”), a corporation incorporated under the laws of the State of Delaware, and having its executive offices at 2600 Skymark Avenue, Building 9, Suite 201, Mississauga, Ontario, L4W 5B2.

WHEREAS, the Employer and the Employee entered into a termination agreement dated as of January 31, 2008 (the “Termination Agreement”) pursuant to which the Employee’s employment with the Employer, as its Vice President, Investor & Public Affairs, was terminated;

AND WHEREAS, capitalized terms used in this Amending Agreement, but not otherwise defined, shall have the respective meanings attributed to such terms in the Termination Agreement;

AND WHEREAS, the Employer has advised the Employee that it will not be able to pay the Severance Balance on or prior to June 30, 2008, and they mutually have agreed to extend such deadline to September 1, 2008;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Amending Agreement and the Termination Agreement (the receipt and sufficiency of which are hereby acknowledged by the parties hereto), the parties hereto agree as follows:

1.	AMENDMENT

1.1           The first sentence of Section 3.2 of the Termination Agreement is hereby deleted in its entirety and replaced with the following sentence:

Subject to Section 3.4, on the earliest to occur of (i) September 1, 2008, (ii) the date on which the Employer closes a financing for total gross proceeds in an aggregate amount of at least U.S.$5,000,000, whether by debt, equity or otherwise, and whether such financing is effected in a single transaction or a series of related or unrelated transactions, and (iii) a Change of Control (defined below), the Employer shall pay the Employee, in a lump sum, an amount equal to (A) the Employee’s Severance minus (B) the Salary Continuance Amount, less applicable deductions and withholdings (the “Severance Balance”).

Without derogating from the generality of Section 1.3 of this Amending Agreement, and for greater certainty, the other sentences of Section 3.2 of the Termination Agreement remain in full force and effect, unamended.

1.2           Section 4.2 of the Termination Agreement is hereby deleted in its entirety and replaced with the following Section 4.2:

4.2
The Employer shall use commercially reasonable efforts to obtain the Requisite Stockholder Approval, which covenant shall terminate and become null and void, and be of no more force or effect, upon the earlier to occur of (i) the date on which a meeting of the Employer’s stockholders may be convened to obtain the Requisite Stockholder Approval and (ii) September 30, 2008.

1.3           The Termination Agreement remains in full force and effect, unamended, other than as specifically amended by this Amending Agreement.

2.	ACKNOWLEDGEMENT

2.1           The Employee hereby acknowledges that:

(a)	He has had sufficient time to review and consider this Amending Agreement thoroughly;

(b)	He has read and understands the terms of this Amending Agreement and his obligations hereunder;

(c)	He has been given an opportunity to obtain independent legal advice, or such other advice as he may desire, concerning the interpretation and effect of this Amending Agreement; and

(d)	He is entering this Amending Agreement voluntarily and without any pressure from the Employer.

3.	MISCELLANEOUS

3.1           The headings in this Amending Agreement are included solely for convenience of reference and shall not affect the construction or interpretation hereof.

3.2           The parties hereto expressly agree that nothing in this Amending Agreement shall be construed as an admission of liability.

3.3           This Amending Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, trustees, administrators, successors and assigns.

3.4           This Amending Agreement and the Termination Agreement constitute the entire agreement between the parties hereto pertaining to the subject matter of the termination of the Employee’s employment with the Employer.  This Amending Agreement, together with the Termination Agreement, supersede and replace all prior agreements, if any, written or oral, with respect to such subject matter and any rights which the Employee may have by reason of any such prior agreements or by reason of the Employee’s employment with the Employer.  There are no representations, warranties or agreements between the parties hereto in connection with the subject matter of this Amending Agreement, except as specifically set forth herein.  No reliance is placed on any representation, opinion, advice or assertion of fact made by the Employer or any of its officers, directors, agents or employees to the Employee, except to the extent that the same has been reduced to writing and included as a term of this Amending Agreement or the Termination Agreement.  Accordingly, there shall be no liability, either in tort or in contract, assessed in relation to any such representation, opinion, advice or assertion of fact, except to the extent aforesaid.

3.5           Each of the provisions contained in this Amending Agreement is distinct and severable, and a declaration of invalidity or unenforceability of any provision or part thereof by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof.

3.6           This Amending Agreement shall be governed by, and construed in accordance with, the laws of the Province of Ontario and the federal laws of Canada applicable therein.

3.7           This Amending Agreement may be signed in counterparts and delivered by facsimile transmission or other electronic means, and each of such counterparts shall constitute an original document, and such counterparts, taken together, shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have executed this Amending Agreement as of the date set forth above.

OCCULOGIX, INC.

By:	/s/ Suh Kim
Suh Kim
General Counsel

/s/ Stephen Kilmer
Signature of Witness	Stephen Kilmer

Name of Witness (please print)